SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 3, 2007

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry in a Material Definitive Agreement

On March 3, 2007, Boston Private Financial Holdings, Inc. (“Boston Private”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Charter Financial Corporation (“Charter”), pursuant to which Boston Private will acquire Charter, the parent company of Charter Bank (the “Merger”). In the Merger, Boston Private will acquire 100% of Charter’s common stock and Charter common shareholders will receive an aggregate of approximately $26.5 million in cash and an aggregate of approximately 1.39 million shares of Boston Private common stock. Based on Boston Private’s closing price as of March 2, 2007, the transaction has an aggregate value (including the value of Charter stock options) of approximately $70.8 million. The transaction is expected to close in the third quarter of 2007. Completion of the Merger is subject to a number of customary conditions, including, but not limited to, the approval of Charter’s shareholders of the Merger Agreement and the Merger and the receipt of requisite state and federal regulatory approvals. Certain directors and officers of Charter have entered into a Voting Agreement (the “Voting Agreement”) with Boston Private pursuant to which they have agreed to vote their shares of common stock which they are entitled to vote in favor of the Merger.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Exhibit 99.1 to this report and is incorporated herein by reference. A copy of the press release issued by Boston Private concerning the Merger is filed herewith as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Agreement and Plan of Merger by and between Boston Private Financial Holdings, Inc. and Charter Financial Corporation dated as of March 3, 2007.

99.2	Press Release dated March 5, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Walter M. Pressey
	Name:	Walter M. Pressey
	Title:	President

Date: March 5, 2007